Exhibit 3.3

AMENDED AND RESTATED BYLAWS

OF

PUGET ENERGY, INC.

ARTICLE I

Definitions

As used in these Bylaws, the following terms have the following meanings:

“Act” means the Washington Business Corporation Act, Title 23B of the Revised Code of Washington.

“Affiliate” means:

(a) with respect to any Person that is a Fund or holds Holdings Shares for a Fund, any other Person or Fund or Subsidiary of a Fund (other than a Fund that is, or is proposed to be, listed or quoted on an investment exchange with a purpose of effectively achieving an indirect listing or quotation of Holdings Shares) that is advised by, or the business, operations or assets of which are managed (whether solely or jointly with others) from time to time by, or whose parent is managed by, the manager or adviser of the Fund (or a Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, that manager or adviser); provided, however,

(i) the term “adviser” shall mean an entity that provides a Person with advice in relation to the management of investments of that Person, which, in the case of a Fund (other than in relation to actually making decisions to implement such advice), is substantially the same as the services that would be provided by a manager of the Fund and such adviser effectively forms part of the structure of the Fund, except that Padua MG Holdings LLC and its Affiliates will not be treated as an adviser of a Fund solely as a result of any services provided or agreed to be provided by Padua MG Holdings LLC or any of its Affiliates to the Fund under an agreement pursuant to which those services are to be provided solely in relation to an investment by the Fund in Holdings; and

(ii) the term “manager” with respect to any Fund shall mean any general partner, trustee, responsible entity, nominee, manager, adviser or other entity performing a similar function with respect to such Fund; and

(iii) no Person that is or holds Holdings Shares for a complying superannuation fund for the purposes of the Australian Superannuation Industry (Supervision) Act 1996 shall be deemed to be an Affiliate of any Person that is or holds Shares for any other such Fund by reason of this definition.

(b) with respect to any Person that is not a Fund and does not hold Holdings Shares for a Fund, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

(c) for purposes of these Bylaws, the Macquarie Entities shall be deemed to be Affiliates and the entities comprising the Macquarie Group shall be deemed to be Affiliates.

“Allocated Free Percentage” means the Free Percentage contributed by a Holdings Member to appoint a Holdings Jointly Appointed Manager.

“Alternate” has the meaning set forth in Article III, Section 3(d).

“Articles of Incorporation” means the Company’s Articles of Incorporation and all amendments as filed with the Washington Secretary of State.

“Board” means the Board of Directors of the Company, as described in Article III.

“Board Supermajority Approval” means the affirmative vote or written consent of the Owner Directors representing at least eighty percent (80%) of the Holdings Shares plus the affirmative vote or written consent of at least one (1) Independent Director; provided, however, that if a Director is required to or does recuse himself from any vote or consent pursuant to Article III, Section 15(a) or (c), Board Supermajority Approval shall require, in lieu of the requisite supermajority percentage referred to above, the affirmative vote or written consent of the Owner Directors representing at least eighty percent (80%) of the Holdings Shares that may be voted by the Owner Directors that were not required to and did not recuse themselves from such vote or consent.

“Board Supermajority Matter” means each action or matter, any consent to or approval of which, pursuant to the provisions of these Bylaws, requires Board Supermajority Approval.

“Budget” means the budget of the Company as approved by the Board, the first year of which is included in the Business Plan.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday recognized or declared as such by the government of the United States of America or the State of New York, on which banks are generally open for business in New York City.

“Business Plan” means the business plan of the Company as approved by the Board.

“Cash” means cash or Cash Equivalents.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the full faith and credit of the United States government, (b) certificates of deposits or bankers acceptances with maturities of one (1) year or less from institutions with at least $1 billion in capital and surplus and whose long-term debt is rated at least “A-1” by Moody’s or the equivalent by Standard & Poor’s and in each case maturing within one (1) year; and (c) investment funds investing at least ninety five percent (95%) of their assets in cash or assets of the types described in clauses (a) through (b) above.

“Code” means the Internal Revenue Code of 1986.

“Company” means Puget Energy, Inc., a Washington corporation.

“Company CEO” means the chief executive officer of the Company who may be the PSE CEO or any other person appointed pursuant to the provisions of these Bylaws.

“Consent” means, with respect to any action or event, any approval, consent, ratification, license, permit or other authorization required to be issued, granted, given, or otherwise made available by or under the authority of any Person or Governmental Authority.

“Consumer Price Index” means the consumer price index for urban consumers for a representative basket of goods and services as published by the Bureau of Labor Statistics of the United States Department of Labor or any successor index thereto as appropriately adjusted.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract or otherwise, which, for the avoidance of doubt, shall include through a Person’s capacity as general partner, trustee, responsible entity, nominee, manager or adviser or otherwise.

“Director” means any member of the Board, as appointed by the Shareholder.

“Disposition” means a disposition, sale, assignment, transfer, exchange, pledge, or the grant of a security interest or other Encumbrance; and “Dispose,” “Disposing” or “Disposition” have correlative meanings.

“Distributable Cash” means, with respect to any fiscal quarter, all Cash balances of the Company less an appropriate level of working capital, reserves and amounts necessary to meet objectives as included in the Business Plan and Budget, including compliance with regulatory requirements and covenants set forth in the Financing Documents.

“Effective Date” means February 6, 2009.

“Encumbrance” means any encumbrance of any kind (including any conditional sale or other title retention agreement, or any lease in the nature thereof), mortgage, charge (whether fixed or floating), lien, option, pledge, assignment, trust arrangement or other security interest of any kind and any agreement, whether conditional or otherwise, to create any of the foregoing.

“FERC” means the Federal Energy Regulatory Commission.

“Financing Documents” means, collectively, (a) the “Financing Documents”, as defined in the Puget Energy Credit Agreement, (b) the “Financing Documents”, as defined in the PSE Credit Agreement and (c) the “Financing Documents” as defined in each of the Puget Intermediate Loan Agreements, and, in each case, all documents, certificates, agreements and other instruments relating thereto.

“Free Percentage” means any percentage of the Holdings Shares held by a Holdings Member that have not been otherwise used or allocated to appoint a Holdings Manager.

“Fund” means any unit trust, investment trust, investment company, limited partnership, general partnership or other collective investment scheme, pension fund, insurance company or any body corporate or other entity, in each case, the business, operations or assets of which are managed professionally for investment purposes.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any federal, state, county, city, local or foreign governmental, administrative or regulatory authority, commission, committee, agency or body (including any court, tribunal or arbitral body).

“Holdings” means Puget Holdings LLC, a Delaware limited liability company.

“Holdings Board” means the Board of Managers of Holdings.

“Holdings Jointly Appointed Manager” means a Holdings Manager who was appointed by two or more Holdings Members by aggregating the Free Percentage owned by such Holdings Members.

“Holdings Managers” means the managers of Holdings.

“Holdings Members” means the members of Holdings.

“Holdings Owner Manager” means a Holdings Manager who has been designated an “Owner Manager”.

“Holdings Shares” the limited liability company interests in Holdings held by the Holdings Members.

“Indemnified Person” means (a) any Person who is or was a Director, an Alternate or a proxy for a Director, or an observer to the Board or an Officer and (b) any Person who is or was serving at the request of the Company as an officer, manager, director, member, partner, agent, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnified Person by reason of providing, on a fee-for-services basis, trustee, fiduciary, advisory or custodial services.

“Independent Director” has the meaning set forth in Article III, Section 3(a)(ii).

“Interested Party” has the meaning set forth in Article III, Section 15(b).

“Jointly Appointed Director” has the meaning set forth in Article III, Section 3(b).

“Macquarie Entities” means MIP Padua Holdings, GP, MIP II Washington Holdings, L.P., MSAM as Trustee and manager of MFIT and Padua MG Holdings LLC and any of their respective Affiliates that are Holdings Members.

“Macquarie Group” means Macquarie Capital Group Limited and its Affiliates including Funds managed or advised by Macquarie Capital Group Limited and its Affiliates.

“Majority Approval” means the affirmative vote or written consent of the Owner Directors representing more than fifty five percent (55%) of the Holdings Shares; provided, however, that if a Director is required to or does recuse himself from any vote or consent pursuant to Article III, Section 15(a) or (c), Majority Approval shall mean the affirmative vote or written consent of the Owner Directors representing at least fifty five percent (55%) of the Holdings Shares that may be voted by the Owner Directors that were not required to and did not recuse themselves from such vote or consent.

“Merger” means the merger pursuant to the Agreement and Plan of Merger by and among Puget Intermediate, Puget Energy, Holdings, and the Company dated as of October 25, 2007.

“MFIT” means Macquarie-FSS Infrastructure Trust.

“MSAM” means Macquarie Specialised Asset Management Limited.

“Officer” means any Person designated as an officer of the Company pursuant to Article V.

“Owner Director” has the meaning set forth in Article III, Section 3(a)(iii).

“Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, joint stock company, Governmental Authority or other entity or organization of any kind or nature.

“PSE” means Puget Sound Energy, Inc., a Washington corporation.

“PSE CEO” means the chief executive officer of PSE.

“PSE Credit Agreement” means that certain Credit Agreement entered into as of February 6, 2009, by and among PSE, Barclays Bank plc, as facility agent, and each lender from time to time party thereto, and any amendments, restatements, supplements, or other modifications thereto.

“Puget Energy” means Puget Energy, Inc., a Washington corporation.

“Puget Energy Credit Agreement” means that certain Credit Agreement entered into as of May 16, 2008, by and among the Company, Barclays Bank plc, as facility agent, and each lender from time to time party thereto, and any amendments, restatements, supplements, or other modifications thereto.

“Puget Energy Permitted Business” means the business conducted by Puget Energy, either directly or indirectly through its Subsidiaries, as of the Effective Date, including the transmission, distribution, purchase and sale of electricity and gas, generation of electricity, ownership and operation of electric generating facilities, gas production and storage facilities, and electric and gas transmission and distribution facilities, and any and all related or ancillary activities that now or hereafter may be necessary, incidental, proper, advisable or convenient to accomplish its business.

“Puget Intermediate” means Puget Intermediate Holdings Inc., a Washington corporation.

“Puget Intermediate Loan Agreements” means, collectively (a) that certain Senior Secured Loan Agreement entered into as of February 5, 2009, between Puget Intermediate and MIP Padua Holdings, GP, (b) that certain Senior Secured Loan Agreement entered into as of February 5, 2009, between Puget Intermediate and MIP II Washington Holdings, L.P., (c) that certain Senior Secured Loan Agreement entered into as of February 5, 2009, between Puget Intermediate and Trust Company Limited in its capacity as custodian and agent of MSAM in its capacity as Trustee and manager of MFIT, (d) that certain Senior Secured Loan Agreement entered into as of February 5, 2009, between Puget Intermediate and Padua MG Holdings LLC, (e) that certain Senior Secured Loan Agreement entered into as of February 5, 2009, between Puget Intermediate and CPP Investment Board (USRE II) Inc., (f) that certain Senior Secured Loan Agreement entered into as of 5, 2009, between Puget Intermediate and 6860141 Canada Inc. as Trustee for Padua Investment Trust, (g) that certain Senior Secured Loan Agreement entered into as of February 5, 2009, between Puget Intermediate and PIP2PX (Pad) Ltd. and (h) that certain Senior Secured Loan Agreement entered into as of February 5, 2009, between Puget Intermediate and PIP2GV (Pad) Ltd. and, in each case, all documents, certificates, agreements and other instruments relating thereto, including all such related new agreements entered into following the Effective Date, and, in each case, any amendments, restatements, supplements, or other modifications thereto.

“Share Certificate” has the meaning set forth in Article V, Section 2.

“Shareholder” has the meaning set forth in Article II, Section 1.

“Shareholder Approval Matters” has the meaning set forth in Article II, Section 10.

“Shares” means shares of the Company’s Common Stock, par value of $0.01 per Share.

“Subsidiary” means, as to any Person, each other Person in which such Person owns or Controls, directly or indirectly, capital stock or other equity interests representing more than fifty percent (50%) of the outstanding capital stock or other equity interests of such other Person or which is, at the time, owned or Controlled, directly or indirectly, by such Person and/or by one or more of such Person’s Subsidiaries.

“Successor” means all Persons to whom all or any portion of the Shareholder’s Shares is transferred either because of (a) the sale or gift by the Shareholder of all or any portion of its Shares or (b) an assignment of a Shareholder’s Shares due to the Shareholder’s liquidation.

“Transfer” means, in relation to any legal or beneficial interest in any Shares, to: (a) sell, assign, transfer or otherwise dispose of such interest; (b) create or permit to exist any Encumbrance over such interest; (c) direct (by way of renunciation or otherwise) that another Person should, or assign any right to, receive such interest; (d) enter into any agreement in respect of the votes or any other rights attached to the Shares other than by way of proxy for a particular Board meeting; or (e) agree, whether or not subject to any condition precedent or subsequent, to do any of the foregoing.

“WUTC” means the Washington Utilities and Transportation Commission.

“WUTC Order” has the meaning set forth in Article IX.

ARTICLE II

Shareholder

Section 1. Shareholder. It is anticipated that the Company will have a single shareholder, Puget Equico LLC, a Washington limited liability company (also referred to herein as the “Shareholder”). In the event there are additional shareholders, these Bylaws shall be revised prior to admission to reflect such additional shareholders.

Section 2. Agreement among Shareholders. These Bylaws are intended to be an “Agreement Among Shareholders” pursuant to Section 23B.07.320 of the Act and the Shareholder by adopting these Bylaws has taken such action as required by Section 23B.07.320 of the Act to establish the terms of such agreement. Because the provisions of these Bylaws regarding (a) the qualifications of the Directors, (b) the manner of election, removal and replacement of the Directors, (c) the manner of voting by the Directors, including weighted voting rights and the use of Alternates and proxies, and (d) the matters subject to a vote by the Directors, among the Directors, and by the Shareholder may conflict with the literal language of the Act, the provisions of these Bylaws should be viewed in a manner consistent with the intent of this agreement governing the exercise of corporate powers, the management of the business and affairs of the Company, the relationship between the Board and the Shareholder, and among the Directors.

Section 3. Annual Meeting. The annual meeting of the Shareholder shall be held on a date and time to be determined by the Board each year starting in 2009. The failure to hold an annual meeting at the time stated in these Bylaws does not affect the validity of any corporate action.

Section 4. Special Meetings. Except as otherwise provided by law, special meetings of the Shareholder shall be held whenever called by the Shareholder or any Owner Director who is also a Holdings Owner Manager representing 15% or more of the Holdings Shares.

Section 5. Action by Written Consent. The Shareholder may take any action without a meeting (including the annual meeting), by written consent, communicated by any means permitted by the Act, describing the action taken or by implementing action (including but not limited to execution of documents), effective as of the date of signature on behalf of the Shareholder or such other date as is set forth therein. Action taken by consent of the Shareholder is effective when the requisite consent has been executed by the Shareholder unless the consent specifies a later effective date.

Section 6. Place of Meetings. Meetings of the Shareholder shall be held at the Company’s principal place of business in Bellevue, Washington or such place within or without the State of Washington as determined by the Board pursuant to proper notice.

Section 7. Notice. Notice of each shareholder meeting stating the date, time, and place and, in case of a special meeting, the purpose(s) for which such meeting is called, shall be given by the Company not less than ten (10) (unless a greater period of notice is required by law in a particular case) nor more than sixty (60) days prior to the date of the meeting, to each shareholder of record entitled to vote at such meeting unless required by law to send notice to all shareholders (regardless of whether or not such shareholders are entitled to vote), which notice may be given in any manner and by any means permitted under the Act.

Section 8. Waiver of Notice. The Shareholder may waive any notice required to be given by these Bylaws, or the Articles of Incorporation of the Company, or any of the corporate laws of the State of Washington, before or after the meeting that is the subject of such notice. A valid waiver is created by any of the following three methods: (a) by transmission of a record in a form permitted by the Act, (b) by attendance at the meeting, unless the Shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, or (c) by failure to object at the time of presentation of a matter not within the purpose or purposes described in the meeting notice.

Section 9. Proxies. The Shareholder, as the shareholder of record, may vote at any meeting either in person or by proxy executed in any manner permitted under the Act. A proxy is effective when received by the person authorized to tabulate votes for the Company, subject to the requirements of the Act. The proxy is valid for the period provided in such proxy.

Section 10. Shareholder Approval Matters. Without obtaining the approval of the Shareholder, the Company shall not take, or agree to take, any of the following actions (each a “Shareholder Approval Matter”):

(a) any alteration or amendment of the Articles of Incorporation, these Bylaws, or any governing document of any Subsidiary of the Company;

(b) any variation, creation, increase, reorganization, consolidation, sub-division, conversion, reduction, redemption, repurchase, redesignation or other alteration of the Shares or any other equity securities of the Company or the variation, modification, abrogation or grant of any rights attaching to any such Shares or equity securities (including the adoption of any option plan), directly or in conjunction with any contract with any third party in relation to financing or otherwise;

(c) the entry into or creation by the Company of any agreement, arrangement or obligation requiring the creation, allotment, issue, Transfer, redemption or repayment of, or the grant to a Person of the right (conditional or not) to require the creation, allotment, issue, Transfer, redemption or repayment of, any Shares or any other equity securities (including, without limitation, an option to acquire Shares or any other equity securities or any rights of pre-emption or conversion with respect to any Share or equity securities);

(d) any change in (including cessation of) the business of the Company, other than any such changes contemplated in a duly approved Business Plan;

(e) the entry into of any contract or the taking of any action, which, in either case, (i) is reasonably likely to constitute an event of default under the terms of any Financing Document, or (ii) would cause the aggregate consolidated debt of Puget Energy and its Subsidiaries to exceed 0.9x (rate base plus construction work in progress) at the end of any calendar year;

(f) any Initial Public Offering or any direct or indirect merger, consolidation, recapitalization or reorganization or similar transaction involving the Company or any of its material Subsidiaries (other than those effected for internal reorganization purposes);

(g) any acquisition or Disposition of Shares or any other equity securities of the Company or assets of the Company (including any equity securities in any of the Subsidiaries of the Company), in each case, representing more than ten percent (10%) of the enterprise value of the Company and its Subsidiaries, taken together, at the time of such acquisition or Disposition (enterprise value will be calculated giving effect to any “control premium” to be paid in any such acquisition or Disposition);

(h) making any election, claim, disclaimer, surrender or consent for tax purposes that may have a material and adverse effect on the Shareholder;

(i) approving the filling of any vacancy on the Board resulting from the failure of the Board to reelect an incumbent Independent Director pursuant to Article III, Section 3 at the end of his or her term or the resignation or incapacity of an Independent Director;

(j) a change in the tax classification of the Company for U.S. federal income tax purposes;

(k) dissolution of the Company;

(l) to the fullest extent permitted by law, and to the extent not inconsistent with applicable regulatory requirements, any of the following actions:

(i) commencement of a voluntary case under, or consent to the entry of a decree or order for relief in an involuntary case under, any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar law in effect as of the Effective Date or thereafter;

(ii) consent to the appointment of, or taking possession by, a receiver, conservator, custodian, liquidator, assignee, trustee or sequestrator (or other similar official), whether as to the Company or any substantial part of its properties;

(iii) the making of a general assignment for the benefit of creditors;

(iv) the making or issuance of a statement in writing that the Company is unable to pay its debts as they become due in the ordinary course of business;

(v) adoption of a resolution in furtherance of any of the foregoing; and

(vi) commencement of a case or proceeding against the Company in a court of competent jurisdiction seeking (A) a decree or an order for relief in respect of the Company under any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar law now or hereafter in effect, (B) the appointment of a receiver, conservator, custodian, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or of any substantial part of its properties or (C) the ordering of the winding up or liquidation of the Company’s affairs, and (in the case of this clause (vi)) allowing the continuance of such case or proceeding to be unstayed and in effect for a period of sixty (60) days or more; or

(m) be a party to any merger or consolidation or sell, transfer, assign, convey or lease any substantial part of the assets of the Company, or directly or indirectly purchase or otherwise acquire all or substantially all of the assets or any stock of any class of any corporation, partnership, joint venture or any other entity.

In the event that any Shareholder Approval Matter is approved by the Shareholder the Board shall cause the Company to take, and the Company shall cause its Subsidiaries to take, any and all actions as are reasonably necessary to effect the action or decision so approved.

Section 11. Waiver of Certain Duties; Other Business; No Recourse. (a) Subject to the requirements of Article III, Section 15, the Shareholder and each member, limited or general partner thereof, each member, limited or general partner of each such member, limited or general partner and each of their Affiliates, officers, directors, shareholders, employees and agents (other than any person who is a full time officer or employee of the Company or any of its Subsidiaries) may engage in or possess an interest in any other business venture of any nature or description (including any business venture that is the same or similar to that of the Company or any of its Subsidiaries), on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person. The Shareholder and each member, limited or general partner thereof, each member, limited or general partner of each such member, limited or general partner and each of their Affiliates, officers, directors, shareholders, employees and agents may (other than any person who is a full time officer or employee of the Company or any of its Subsidiaries) (i) engage in, and shall have no duty to refrain from engaging in, separate businesses or activities from the Company or any of its Subsidiaries, including businesses or activities that are the same or similar to, or compete directly or indirectly with, those of the Company or any of its Subsidiaries and (ii) do business with any potential or actual customer or supplier of the Company or any of its Subsidiaries.

(b) Subject to the requirements of Article III, Section 15 and except with respect to any Puget Energy Permitted Business in Washington State that is presented to the Shareholder or a Director in its capacity as the Shareholder or Director of the Company, the Shareholder, and none of the Directors (other than the PSE CEO) nor any of their respective Affiliates shall have any obligation to present any business opportunity to the Company or any of its subsidiaries, even if the opportunity is one that the Company or any of its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such Person shall be liable to the Company or any of its Subsidiaries or the Shareholder or any Director for breach of any fiduciary or other duty, as a Shareholder or Director, by reason of the fact that such Person pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or any of its Subsidiaries.

(c) Notwithstanding anything that may be expressed or implied in these Bylaws, and to the fullest extent permitted by law, each of the Company and the Shareholder covenants, agrees and acknowledges that no Person other than the Company and the Shareholder and any assignee of the Shareholder shall have any obligations hereunder. No recourse hereunder or under any documents or instruments delivered in connection herewith or in connection with these Bylaws shall be had against any former, current or future director, officer, trustee, employee, agent, limited partner, manager, member, stockholder, Affiliate or assignee of the Shareholder or any former, current or future director, officer, trustee, employee, agent, limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by, any former, current or future director, officer, trustee, employee, agent, limited partner, manager, member, stockholder, Affiliate or assignee of the Shareholder any former, current or future director, officer, trustee, employee, agent, limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing, as such, for any obligation of the Shareholder under these Bylaws or for any claim based on, in respect of or by reason of such obligation or its creation.

ARTICLE III

Board of Directors

Section 1. Powers of Directors. Except as specifically provided in Article II with respect to certain matters reserved for the Shareholder or by applicable law, the corporate powers shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board, with voting rights for and among the Directors as set forth in the Articles of Incorporation and these Bylaws pursuant to Sections 23B.08.010(3) and 23B.07.320 of the Act.

Section 2. Action by Consent. Any action required or permitted to be taken at a meeting of the Board may be taken by unanimous written consent of those Directors required to approve a matter pursuant to Sections 8 and 9 of this Article III. Action taken by unanimous consent of those Directors entitled to vote on such matter is effective when the last relevant Director provides consent, unless the consent specifies a later effective date.

Section 3. Board of Directors. The Board shall be comprised of individuals appointed by the Shareholder in accordance with clause (a) below. Among its other duties, the Board shall establish the policies, procedures, guidelines and delegations for the implementation of the Business Plan and the management of the affairs of the Company. The following provisions apply to the Board:

(a) The Board shall consist of up to thirteen (13) Directors, which shall include:

(i) the then current PSE CEO;

(ii) at least one (1) Director who (A) shall not be a Holdings Member or an affiliate of any Holdings Member (including by way of being a member, stockholder, director, manager, partner, officer or employee of any such member), (B) shall not be an officer or employee of PSE, (C) shall be a resident of the state of Washington, and (D) if and to the extent required with respect to any specific Director, shall meet such other qualifications as may be required by any applicable regulatory authority for an independent director or manager (each, an “Independent Director”); and

(iii) up to another ten (10) Directors (each, an “Owner Director”), each of whom is also an Owner Manager of the Shareholder.

(b) Each Owner Director who is also a Holdings Owner Manager (other than any Owner Director who is a Holdings Jointly Appointed Manager (such Director a “Jointly Appointed Director”)) shall be entitled to cast a number of votes, in the aggregate, that is equal to the total number of Holdings Shares held by the Holdings Member(s) appointing such Holdings Owner Manager to the Holdings Board, without duplication. If a Holdings Member has appointed more than one (1) Owner Manager to the Holdings Board, each Owner Director who is an Owner Manager appointed to the Holdings Board by such Holdings Member shall be entitled to cast a number of votes equal to the total number of Holdings Shares held by such Holdings Member (less any Allocated Free Percentage of the Holdings Member used to appoint a Holdings Jointly Appointed Manager) divided by the number of Owner Managers appointed by such Holdings Member that are present at such meeting or consenting to such action. Each Director who is a Jointly Appointed Director shall be able to cast a number of votes equal to the total number of Holdings Shares represented by the Allocated Free Percentage of the Holdings Members appointing such Jointly Appointed Director, unless a Holdings Member that appointed the Jointly Appointed Manager to the Holdings Board also appointed one (1) or more Owner Managers to the Holdings Board, in which case, (i) the Owner Director(s) appointed by such Holdings Member shall be entitled to cast a number of votes equal to the number of Holdings Shares held by the Holdings Member appointing such Owner Manager(s) to the Holdings Board (including, without duplication, the Allocated Free Percentage of such Holdings Member) divided by the number of Owner Manager(s) appointed to the Holdings Board by such Member that are present at such meeting or consenting to such action and (ii) such Jointly Appointed Director shall be able to cast a number of votes equal to (A) the number of Holdings Shares represented by the Allocated Free Percentage of the Holdings Members appointing such Jointly Appointed Director less (B) the Allocated Free Percentage of a Holdings Member appointing the Jointly Appointed Director that also has appointed one or more Owner Director(s). The Independent Director(s) will not have the right to vote on any matter for purposes of these Bylaws other than with respect to Board Supermajority Matters; provided, however, that those matters set forth in Article II, Section 10(l) shall require the unanimous affirmative vote or consent of the Board.

(c) William Ayer shall serve as chairman of the Board from the Effective Date until the earlier of (i) his resignation or removal and (ii) the date that is one (1) year after the Effective Date and the appointment and qualification of his successor. Each subsequent chairman of the Board shall be an Independent Director, as appointed as the chairman by Board Supermajority Approval. After the one-year anniversary of the Effective Date or in the event that, at any time after the Effective Date, the chairman of the Board resigns or is removed from his position as the chairman of the Board, if no other Person has then been appointed and qualified as chairman of the Board in accordance with the provisions of this Article 3, Section 3(c) prior to or upon such resignation, removal or anniversary date, then the Independent Director with the longest time serving on the Board will become the acting chairman of the Board until a successor chairman is elected and qualified pursuant to the provisions of this Article III, Section 3(c). No Officers shall be appointed as Directors (except for the PSE CEO), unless otherwise required by applicable law or order of the WUTC.

(d) The Shareholder may appoint an alternate Director (the “Alternate”) for each Owner Director, provided that the Shareholder gives prior written notification to the Company of such appointment. Alternates shall not be permitted to attend Board meetings and shall not possess rights other than as set forth herein. Notwithstanding the foregoing, in the absence of an Owner Director, which shall be notified to the Company in writing by the Shareholder, such Owner Director’s Alternate shall be deemed an Owner Director acting as proxy for the duration of such Owner Director’s absence, and the Alternate shall be entitled to attend Board meetings and take all actions permitted to be taken by the respective Owner Director for whom he or she is appointed as an Alternate, including voting or consenting to any Board action.

(e) In the event that a Holdings Member has the right to appoint an observer to the Holdings Board, such Holdings Member shall also have the right to appoint one (1) non-voting and non-participating observer to the Board.

Section 4. Election; Term of Office. The terms of the initial Directors expire at the first shareholder meeting at which Directors are elected. The Directors shall be elected by the Shareholder pursuant to Article III, Section 3(a). If, for any reason, the Directors shall not have been elected at any annual meeting, they may be elected at a special shareholder meeting called for that purpose in the manner provided by these Bylaws. Each Director shall continue to hold office until his or her successor is elected and qualified.

Section 5. Meetings; Notice. All meetings of the Board will take place in Bellevue, Washington or any other place in the United States of America as shall be designated by the Board from time to time, unless held by telephone, videoconference or any other means pursuant to this Article III, Section 5. If requested by any Director, the chairman of the Board shall be physically present in the United States of America for a Board meeting. Regular meetings of the Board shall be held quarterly, or at such times as may be determined from time to time by the Board. A special meeting of the Board may be called at any time by the Company CEO or any Director. The Directors shall use commercially reasonable efforts to agree upon mutually convenient dates for regular and special meetings of the Board. Notice (which may be in writing or by any electronic, oral or telephonic means, that conveys actual notice) must be given to all of the Directors at least five (5) Business Days in advance of any meeting of the Board unless waived by all of the Directors. A notice so given must include an agenda specifying items for decision, together with all reasonably available supporting materials or documents in respect of such matters. Any meeting of the Board may be effectuated by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other during the meeting. Participation by such means shall constitute presence in person at such meeting.

Section 6. Waiver of Notice. A Director may waive notice of a special meeting of the Board either before or after the meeting, and such waiver shall be deemed to be the equivalent of giving notice. The waiver must be delivered to the Company for inclusion in its corporate records in any manner and by any means permitted under the Act. Attendance of a Director at a meeting shall constitute waiver of notice of that meeting unless said Director attends for the express purpose of objecting to the transaction of business because the meeting has not been lawfully called or convened.

Section 7. Quorum of Directors. No action may be taken at a meeting of the Board unless there is a quorum present consisting of at least four (4) Directors who are also Holdings Managers appointed by Holdings Members holding at least seventy percent (70%) of the Holdings Shares, including at least one (1) Director who is also a Holdings Manager appointed by each of the three (3) Holdings Members having the largest percentage ownership of Holdings Shares constituting such seventy percent (70%); provided, however, that if a quorum is not present at a Board meeting duly noticed to the Directors, then upon a second written notice delivered at least ten (10) Business Days before the meeting, the presence of any three (3) Owner Directors at a meeting shall constitute a quorum. For purposes of this Article III, Section 7, any two or more Holdings Members that are Affiliated with one another shall constitute one Holdings Member.

Section 8. Majority Approval Matters. All matters submitted to a vote of the Board shall be taken by Majority Approval; provided that where the provisions of these Bylaws designate any decision or action as a Board Supermajority Matter, such decision or action shall require Board Supermajority Approval.

Section 9. Board Supermajority Approval Matters. Without obtaining Board Supermajority Approval, the Board and the Shareholder shall cause the Company not to, and the Company shall not, and shall not permit any of its Subsidiaries to, take, or agree to take, any of the following actions (each, a “Board Supermajority Matter”):

(a) any approval of a Budget or Business Plan, or any amendment or variation to a previously approved Budget or Business Plan resulting or expected to result in a change of more than 7.5% of earnings before income tax, depreciation and amortization (EBITDA) for any one (1) Fiscal Year;

(b) the sale or acquisition of a material component of the consolidated assets of the Company;

(c) the giving of a material guarantee outside of the ordinary course of business of the Company;

(d) the granting of security over a material part of the Company’s assets when taken as a whole with its Subsidiaries;

(e) the entering into of:

(i)(A) material contracts or arrangements and (B) any contract or arrangement that provides for expenditures or for the incurrence of liabilities, and involves income greater than, in each case, the allocated provision for such contract or arrangement contained in the Budget or Business Plan. For the purposes of this Article III, Section 9(e)(i), “material” shall mean any contract involving expenditure, income or the incurrence of liabilities in excess of $75 million (such amount to be increased or decreased, as the case may be, annually by the percentage increase or decrease of the

Consumer Price Index over the same period) in any single calendar year that has not previously been approved as part of a Budget or Business Plan; and

(ii) any contract for debt financing (other than any debt financing agreed to as of, or prior to, the Effective Date) in excess of $75 million (such amount to be increased or decreased, as the case may be, annually by the percentage increase or decrease of the Consumer Price Index over the same period) that has not previously been approved as part of a Budget or Business Plan.

(f) the initiation, or any subsequent settlement, of any material litigation, arbitration or mediation proceedings;

(g) the appointment or termination of the PSE CEO;

(h) the appointment of an Independent Director as the chairman of the Board;

(i) the delegation of authority of the Board to the Officers to act with respect to any and all matters that the Board deems appropriate except as otherwise provided in Article IV;

(j) the implementation of, or making of any change to, any material accounting policy and risk management program, including, the derivatives programs, except as required by applicable law or GAAP;

(k) the sale or other transfer of a material part of the Company or any of its Subsidiaries to any Person, except for any sale or transfer of any material part of any Subsidiary to the Company or to a wholly-owned Subsidiary of the Company;

(l) the acquisition or Disposition of any share capital, loan capital, other securities or debentures in any Person or the entry into or termination of any partnership or joint venture arrangement or material profit sharing arrangement with any Person (in each case, other than as previously approved as part of a Budget or Business Plan), provided, that such acquisition, Disposition or entry into or termination of arrangement would represent more than ten percent (10%) of the consolidated revenues of the Company and its Subsidiaries;

(m) the entering into of any transaction or series of related transactions (whether at one time or over a period of time) involving the incurrence of any capital expenditure, other than any capital expenditure included in the then current Business Plan that involves a total outlay or receipt of (i) more than $50 million in each transaction, or (ii) $150 million in the aggregate, on an annual basis;

(n) the cessation of any activity to the extent such activity represents more than ten percent (10%) of the consolidated revenues of the Company and its Subsidiaries;

(o) the establishment of any committees of the Board or changing the role or authority of an existing committee of the Board;

(p) any change in (including cessation of) the business of the Company other than any such changes contemplated in a duly approved Business Plan;

(q) the entry into of any contract or the taking of any action, which, in either case, (i) is reasonably likely to constitute an event of default under the terms of any Financing Document, or (ii) would cause the aggregate consolidated debt of the Company and its Subsidiaries to exceed 0.9x (rate base plus construction work in progress) at the end of any calendar year;

(r) any Initial Public Offering or any direct or indirect merger, consolidation, recapitalization or reorganization or similar transaction involving the Company or any of its material Subsidiaries (other than those effected for internal reorganization purposes);

(s) the determination of Distributable Cash at any point in time and the declaration of distributions, including any distribution in kind pursuant to Article VIII, Section 3; or

(t) the entering into of any material amendments or waivers to the Financing Documents to which the Company is a party.

For the purpose of a Board Supermajority Matter, and except as otherwise provided in Article III, Section 9(e)(i), the term “material”, when used with respect to an item of payment, receipt, expenditure or loss, shall mean a matter having, or reasonably expected to have, an effect in an amount equal to or greater than $75 million on the balance sheet or $15 million on the consolidated income statement of the Company, each of those amounts to be increased or decreased, as the case may be, annually by the percentage increase or decrease of the Consumer Price Index over the same period.

Section 10. Resignation and Removal; Vacancies. A Director may be removed from the Board by the Shareholder at any time, with or without cause; provided, that the removal of the PSE CEO or an Independent Director shall not affect the requirement of these Bylaws that the Board include such Directors and the Shareholder shall fill any vacancy on resignation or removal of such Directors. Upon the resignation or removal of an Owner Manager from the Holdings Board, the Shareholder shall cause such individual to also be removed from the Board. The Shareholder shall appoint to the Board seat left open by such removed Owner Director, the Holdings Owner Manager who replaces the Holdings Owner Manager who resigned or was removed on the Holdings Board.

Section 11. Adjournment. Directors who represent Holdings Shares that constitute at least fifty-five percent (55%) of the Holdings Shares represented at any meeting, even if less than a quorum, may adjourn a meeting and continue it to a later time. Notice of the adjourned meeting or of the business to be transacted thereat, other than by announcement, shall not be necessary. At any adjourned meeting at which a quorum is present, any business may be transacted which could have been transacted at the meeting as originally called.

Section 12. Compensation; Reimbursement of Expenses. Each Director who is not (a) an employee of (i) the Shareholder, (ii) the Holdings Members, or (iii) an Affiliate of the Shareholder or the Holdings Members, or (b) the PSE CEO, shall be paid annual compensation at a level approved by the Board. Each Director shall be entitled to reimbursement by the Company of reasonable out-of-pocket expenses incurred in performing his or her duties. Directors shall be indemnified by the Company against all liabilities arising out of their service as a Director and be entitled to advancement of expenses, in each case, to the fullest extent permitted by applicable law and in accordance with Article VII.

Section 13. Presumption of Assent. A Director who is present at a meeting of the Board at which action on any corporate matter as to which the Director is entitled to vote pursuant to these Bylaws is taken shall be presumed to have assented to the action taken unless:

(a) the Director objects at the beginning of the meeting, or promptly upon the Director’s arrival, to holding it or transacting business at the meeting;

(b) the Director’s dissent or abstention from the action taken is entered in the minutes of the meeting; or

(c) the Director shall file written dissent or abstention with the presiding Officer of the meeting before its adjournment or to the Company within a reasonable time after adjournment of the meeting.

The right of dissent or abstention is not available to a Director who votes in favor of the action taken.

Section 14. Committees. The Board, acting by resolution, may create one (1) or more committees consisting of two (2) or more of the Directors (including Alternates who may replace any absent or disqualified member at any meeting of the committee) with membership and responsibilities of each such committee to be established by the Board in the committee charters consistent with any applicable conditions and the commitments in the WUTC Order. No committee shall have the power to bind the Board or the Company on any matter unless such power is delegated to such committee by Board Supermajority Approval, but each such committee will be entitled to make recommendations to the Board. To the extent provided in the authorizing resolution or committee charter, each committee shall have and may exercise all the authority of the Board, except no such committee shall have the authority to:

(a) authorize or approve a distribution except according to a general formula or method prescribed by the Board;

(b) approve or propose to the Shareholder action which the Act requires to be approved by Shareholder;

(c) approve a plan of merger not requiring shareholder approval; or

(d) approve any Board Supermajority Matter.

Section 15. Conflicts of Interest; Affiliate Transactions. (a) If a Director determines that he or she is interested or otherwise has an actual or perceived conflict of interest with respect to any matter, such Director shall not be entitled to participate in discussions nor vote regarding such matter. An Owner Director shall be deemed to have a conflict of interest in a matter also if the Holdings Member that appointed such Director to the Holdings Board or its Affiliates would have a conflict of interest with respect to such matter.

(b) Contracts or arrangements between the Company or its Subsidiaries, on the one hand, and the Shareholder or an Affiliate of the Shareholder (an “Interested Party”), on the other, shall, in addition to any required notice to or approval of any regulatory authority having jurisdiction thereof, require approval of Owner Directors who are also Holdings Managers representing at least seventy percent (70%) of the Holdings Shares held by Holdings Members who are not Interested Parties, it being understood that, notwithstanding this Article III, Section 15, Owner Directors who are also Holdings Managers appointed by an Interested Party shall be entitled to participate in all discussions regarding such contracts or arrangement, but shall not be entitled to vote regarding any such matter, provided that Owner Directors who are also Holdings Managers and who were not appointed by the Interested Party or its Affiliates shall be entitled to go into one or more executive sessions as necessary without the presence of the Owner Directors who are also Holdings Managers appointed by the Interested Party or its Affiliates. The Company CEO will provide to the Board an annual statement of all payments to, and agreements with, Interested Parties and their Affiliates.

(c) If the Shareholder or any Affiliate of the Shareholder seeks to acquire any physical assets used or proposed to be used for the generation, transmission or distribution of electricity or for the transmission or distribution of natural gas or to enter into any contracts or other arrangements that, under applicable FERC rules, result in the control of assets used or proposed to be used for the generation, transmission or distribution of electricity or for the transmission or distribution of natural gas, nothing in these Bylaws shall preclude the Company or any of its Subsidiaries, or the Shareholder or any Affiliate of the Shareholder, from intervening in any regulatory proceeding before any Governmental Authority with respect to the acquisition of such assets or the entry into such contracts or other arrangements or to protest or challenge such transactions before such Governmental Authority. If a Director has an interest in, or has an Affiliate with an interest in, any decision of the Company or any of its Subsidiaries with respect to any such intervention, protest or challenge, such Director shall recuse himself or itself from any vote or consent of the Directors on such matter.

(d) For purposes of this Article III, Section 15 only, the definition of Affiliate means, with respect to any of the Macquarie Entities, each of Macquarie Capital Group Limited and each of its Subsidiaries and Funds (or similar vehicles) managed by such Subsidiaries, and, with respect to Article III, Section 15(c) only, including any “affiliate” (as such term is defined under applicable FERC rules) of any of the Macquarie Entities.

ARTICLE IV

Officers

Section 1. Officers. The Board may, from time to time by resolution, designate one (1) or more persons to be Officers of the Company, with such titles and responsibilities as the Board may assign to such persons in such resolution. Initially, the Company shall have a Chief Executive Officer, a Chief Financial Officer and a Secretary. No Officer need be a Director or a resident of the State of Washington. Officers so designated shall have such authority and perform such duties as set forth below (in the event set forth below), unless and to the extent the Board, from time to time, delegates to any such Officer by Board Supermajority Approval, such other authority and duties, in which event such Officer shall have only such authority and duties so delegated to it by the Board.

The scope of any such delegation shall be specified in the Board action granting the delegation. Any such delegation shall remain in effect until withdrawn and notice of such withdrawal shall be given in writing to the Officer under that delegation and recorded in the minutes of the Company. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the Officers and agents of the Company shall be fixed from time to time by the Board. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board. Any Officer may be removed as such, either with or without cause, by the Board, in its sole discretion. Any vacancy occurring in any office of the Company may be filled by the Board.

Section 2. Chief Executive Officer. The Company CEO shall be the chief executive officer of the Company, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The Company CEO or any other Officer authorized by the Company CEO or the Board shall execute all bonds, mortgages and other contracts, except: (a) where required or permitted by law or these Bylaws to be otherwise signed and executed, (b) where signing and execution thereof shall be expressly delegated by the Board to some other Officer or agent of the Company, and (c) as otherwise permitted in this Article IV, Section 2. The Company CEO and any other Officer authorized by the Company CEO or the Board shall each have the authority to make tax elections and tax filings (other than as provided in Article II, Section 10). In the absence of the Company CEO or in the event of the Company CEO’s inability to act, the Chief Financial Officer, if any, shall perform the duties of the Company CEO, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Company CEO. The Chief Financial Officer, if any, shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 3. Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Board and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or shall cause to be given, notice of all meetings of the shareholders, if any, and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or the Company CEO, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 4. Chief Financial Officer. The Chief Financial Officer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Chief Financial Officer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Company CEO and to the Board, at its regular meetings or when the Board so requires, an account of all of the Chief Financial Officer’s transactions and of the financial condition of the Company. The Assistant

Chief Financial Officer, or if there shall be more than one, the Assistant Chief Financial Officers in the order determined by the Board (or if there be no such determination, then in the order of their election), shall, in the absence of the Chief Financial Officer or in the event of the Chief Financial Officer’s inability to act, perform the duties and exercise the powers of the Chief Financial Officer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 5. Officers as Agents. The Officers, to the extent of their powers set forth in these Bylaws, as such power may be revised by the Board by resolution, or otherwise vested in them by action of the Board, in each case in accordance with these Bylaws, are agents of the Company for the purpose of the Company’s business and, subject to the other provisions of these Bylaws, the actions of the Officers taken in accordance with such powers shall bind the Company.

ARTICLE V

Certificates of Shares and Their Transfer

Section 1. General. Each Share shall constitute a “security” within the meaning of, and governed by, (a) Article 8 (including Sections 62.8-102(1)(d) and (m)) of the Revised Code of Washington, and (b) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

Section 2. Issuance; Certificates of Shares. No Shares shall be issued unless authorized by the Board and Shareholder as provided in these Bylaws. Such authorization shall include the maximum number of shares to be issued, the consideration to be received, and a statement that the Board considers the consideration to be adequate. Shares may be in certificated or uncertificated form, as determined by the Board. Any certificates for Shares (each a “Share Certificate”) of the Company shall be in such form as is consistent with the provisions of the Act and shall include:

(a) the name of the Company and that the Company is organized under the laws of the State of Washington;

(b) the name of the person to whom issued;

(c) the number and class of shares and the designation of the series, if any, which such certificate represents; and

(d) a conspicuous notation that these Bylaws constitute an agreement among shareholders pursuant Section 23B.07.320(3) of the Act regarding (1) the qualifications of the Directors, (2) the manner of election, removal and replacement of the Directors, (3) the manner of voting by the Directors, including weighted voting rights and the use of proxies, and (4) the matters subject to a vote by the Directors, among the Directors, and by the Shareholder.

Each Share Certificate shall be signed by original or facsimile signature of two Officers, and the seal of the Company may be affixed thereto.

Section 3. Transfer of Stock. Upon a transfer of Shares in accordance with the provisions of these Bylaws and applicable regulatory requirements of any or all Shares in the Company represented by a Share Certificate, the transferee of such interests shall deliver such Share Certificate to the Company for cancellation (duly endorsed by the transferor), and the Company shall thereupon issue a new Share Certificate to such transferee for the number of Shares being transferred and, if applicable, cause to be issued to such Shareholder a new Share Certificate for that number of Shares that were represented by the cancelled Share Certificate and that are not being transferred. Any Person’s acceptance of a Share Certificate shall constitute such Person’s acceptance of its status of assignee or Shareholder, as the case may be and unless otherwise noted by the Shareholder in the transfer books the consent and agreement to these Bylaws as an agreement among shareholders pursuant to Section 23B.07.320 of the Act.

Section 4. Lost, Stolen or Destroyed Share Certificates. In the event that a Share Certificate is lost, stolen or destroyed, the Company may issue a new Share Certificate as provided in this Article V in place of such lost, stolen or destroyed Share Certificate, upon the receipt of an affidavit of that fact by the Person claiming the Share Certificate to be lost, stolen or destroyed. When authorizing such issue of a new Share Certificate, the Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to give the Company a bond in such sum as it may direct as indemnity against any claim that may be made against the Company with respect to the Share Certificate to have been lost, stolen or destroyed.

Section 5. Record Date and Transfer Books. For the purpose of determining shareholders who are entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board may fix in advance a record date for any such determination of shareholders, such date in any case to be not more than seventy (70) days and, in case of a meeting of shareholders, not less than ten (10) days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken.

If no record date is fixed for such purposes, the date on which notice of the meeting is communicated by any means permitted by the Act or the date on which the resolution of the Board declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders.

When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof, unless the Board fixes a new record date, which it must do if the meeting is adjourned more than one hundred twenty (120) days after the date is fixed for the original meeting.

Section 6. Voting Record. The officer or agent having charge of the stock transfer books for shares of the Company shall make at least ten (10) days before each meeting of shareholders a complete record of the shareholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address, or, provided such shareholder has consented to receipt of electronic notice pursuant to the Act, the electronic address of and the number of shares held by each. Such record shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting for the purposes thereof.

ARTICLE VI

Books and Records

Section 1. Books of Accounts, Minutes, and Share Register. At the expense of the Company, the Board shall cause to be maintained records and accounts of all operations and expenditures of the Company. At a minimum the Company shall keep at its principal place of business the following records:

(a) a current list of the full name and last known business, residence or mailing address of each shareholder, both past and present;

(b) a copy of the Articles of Incorporation and all amendments thereto;

(c) copies of the Company’s federal, state and local tax returns and reports, if any, for the three most recent years;

(d) copies of the Company’s currently effective Bylaws and all amendments thereto, copies of any writings required under the Act to be retained and copies of any financial statements of the Company for the three most recent years;

(e) minutes of every meeting of the Board and of the Shareholder and any consents obtained from the Board and the Shareholder for actions taken without a meeting;

(f) to the extent not contained in these Bylaws, a statement that describes the amount of cash and a description and statement of the agreed value of other property or consideration contributed to the Company by the Shareholder or that the Shareholder has agreed to contribute in the future, along with the number of Shares of the Shareholder; and

(g) a copy of the Company’s annual report as delivered to the Secretary of State of Washington.

Section 2. Copies of Resolutions. Any person dealing with the Company may rely upon a copy of any of the records of the proceedings, resolutions, or votes of the Board or Shareholder, when certified by an officer of the Company.

ARTICLE VII

Indemnification

Section 1. To the fullest extent permitted by applicable law but subject to the limitations expressly provided in these Bylaws, all Indemnified Persons shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions (including any action by any Director, or Officer, including a derivative suit), suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnified Person whether arising from acts or omissions to act occurring before or after the date of these Bylaws; provided, however, that no such indemnity shall indemnify an Indemnified Person from and on account of (a) acts or omissions of such Indemnified Person finally adjudged to be intentional misconduct or a knowing violation of law by the Indemnified Person, (b) conduct of the Indemnified Person adjudged to be in violation of Section 23B.08.310 of the Act, or (c) any transaction with respect to which it was finally adjudged that the Indemnified Person received a benefit in money, property, or services to which such Indemnified Person was not legally entitled. An Indemnified Person shall reimburse the Company for any expenses and losses (and shall repay any expenses advanced to such Indemnified Person) if the conduct described in clauses (a), (b) or (c) of the previous sentence has been determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 2. To the fullest extent permitted by applicable law, expenses (including reasonable legal fees and expenses) incurred by an Indemnified Person in appearing at, participating in or defending any indemnifiable claim, demand, action, suit or proceeding pursuant to Article VII, Section 1 shall, from time to time, be advanced by the Company prior to a final and non-appealable determination that the Indemnified Person is not entitled to be indemnified upon receipt by the Company of an undertaking by or on behalf of the Indemnified Person to repay such amount if it ultimately shall be determined that the Indemnified Person is not entitled to be indemnified pursuant to this Article VII.

Section 3. The indemnification provided by this Article VII shall be in addition to any other rights to which an Indemnified Person may be entitled under this or any other agreement, pursuant to a vote of a majority of the disinterested Directors with respect to such matter, as a matter of law, in equity or otherwise, both as to actions in the Indemnified Person’s capacity as an Indemnified Person and as to actions in any other capacity, and shall continue as to an Indemnified Person who has ceased to serve in such capacity.

Section 4. The Company shall purchase and maintain insurance with customary coverage on behalf of Directors and Officers who are Indemnified Persons and such other Persons as the Board shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Indemnified Person in connection with the Company’s activities or any such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Indemnified Person against such liability under the provisions of these Bylaws.

Section 5. For purposes of this Article VII: (a) the Company shall be deemed to have requested an Indemnified Person to serve as fiduciary of an employee benefit plan of the Company whenever the performance by such Indemnified Person of its duties to the Company also imposes duties on, or otherwise involves services by, such Indemnified Person to the plan or participants or beneficiaries of the plan; (b) excise taxes assessed on an Indemnified Person with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Article VII; and (c) any action taken or omitted by an Indemnified Person with respect to any employee benefit plan in the performance of such Indemnified Person’s duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

Section 6. Any indemnification pursuant to this Article VII shall be made only out of the assets of the Company. In no event may an Indemnified Person subject the Shareholder to personal liability by reason of the indemnification provisions set forth in these Bylaws.

Section 7. An Indemnified Person shall not be denied indemnification in whole or in part under this Article VII because the Indemnified Person had an interest in the transaction with respect to which the indemnification applies, provided that the transaction was otherwise permitted by the terms of these Bylaws, and, if required, approved pursuant to Article III, Section 15.

Section 8. The provisions of this Article VII are for the benefit of the Indemnified Persons and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

Section 9. The Indemnified Persons shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Company and on such information, opinions, reports or statements presented to the Company by any of the Officers, Directors or employees of the Company, or committees of the Board, or by any other Person (including legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it) as to matters the Indemnified Persons reasonably believes are within such other Person’s professional or expert competence.

Section 10. No amendment, modification or repeal of this Article VII or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnified Person to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnified Person under and in accordance with the provisions of this Article VII as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or-in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 11. If a claim for indemnification (following the final disposition of the action, suit or proceeding for which indemnification is being sought) or advancement of expenses under this Article VII is not paid in full within thirty (30) days after a written claim therefor by any Indemnified Person has been received by the Company, such Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim, including reasonable attorneys’ fees.

Section 12. This Article VII shall not limit the right of the Company, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of Persons other than Indemnified Persons.

ARTICLE VIII

Distributions

Section 1. Distributions. (a) Except as otherwise provided in these Bylaws, distributions shall be made to the Shareholder at such times and in such amounts as the Board determines, in its discretion, subject to Article III, Section 9(s) and the provisions of Section 23B.06.400 of the Act.

(b) The Company shall distribute to the Shareholder all Distributable Cash no later than thirty (30) days after the end of each fiscal quarter, subject to the approval set forth in Article III, Section 9(s).

(c) Any distributions pursuant to this Article VIII, Section 1 made in error or in violation of Section 23B.06.400 of the Act, shall, upon demand by the Board, be returned to the Company.

(d) Nothing in this Article VIII, Section 1 shall, or shall be deemed or construed to, govern or be applicable to any distributions of the assets of the Company made or to be made in connection with the liquidation and termination of the Company.

Notwithstanding any other provision in the Agreement, the Company shall not be required to make a distribution to the Shareholder if such distribution would violate the Act or other applicable law, including any order of the WUTC.

Section 2. Withholding. The Company may withhold distributions or portions thereof if it is required to do so by any applicable rule, regulation, or law, and the Shareholder hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Shareholder any amount of federal, state, local or foreign taxes that the Board determines that the Company is required to withhold or pay with respect to any amount distributable to such Shareholder pursuant to these Bylaws. Any amounts withheld pursuant to this Article VIII, Section 2 will be treated as having been distributed to the Shareholder.

Section 3. Distribution In Kind. If the Company makes a distribution in kind, for purposes of this Article VIII, the value of all property distributed to the Shareholder shall be the fair market value of such property on the date of distribution. Securities distributed in kind pursuant to this Article VIII, Section 3 shall be subject to such conditions and restrictions as the Board determines are required or advisable to ensure compliance with applicable laws.

ARTICLE IX

Washington Utilities and Transportation Commission

Notwithstanding anything in these Bylaws to the contrary, the Company shall conduct its business, and shall be managed, and shall cause its Subsidiaries to conduct their respective businesses and to be managed, in accordance with all the then applicable requirements of the laws of the State of Washington and the rules, regulations and orders of the WUTC, including, without limitation, Order 08 “Approving and Adopting Settlement Stipulation; Authorizing Transaction Subject to Conditions,” In the Matter of the Joint Application of Puget Holdings LLC and Puget Sound Energy, Inc., Docket No. U-072375 (the “WUTC Order”).

ARTICLE X

Amendment of Bylaws

These Bylaws may be amended or repealed only by the Shareholder.

[Remainder of Page Intentionally Left Blank]